News Release

NYSE: WMB

Date:                     March 15, 2004

Williams Reports Audited Financial Results
Records Additional $12 Million in After-Tax Income; Reduces Net Loss

     TULSA, Okla. – Williams (NYSE: WMB) announced today that it has recorded an additional $12 million, or 2 cents per share, in after-tax income in the company’s 2003 financial results.

     Subsequent to the company’s unaudited year-end earnings report last month, Williams adjusted earnings for its Power business segment to reflect an increase in revenues and segment profit of approximately $20 million. The amount relates to net unrealized gains on certain derivative contracts.

     In its Form 10-K filing later today, Williams will include audited results that show a net loss of $492.2 million, or a loss of $1.01 per share. On Feb. 19, Williams announced an unaudited 2003 net loss of $504.5 million, or a loss of $1.03 per share.

     The recording of additional income results in no change to 2003 cash flows.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan Williams (media relations) (918) 573-6932

Travis Campbell Williams (investor relations) (918) 573-2944

Richard George Williams (investor relations) (918) 573-3679

Courtney Baugher Williams (investor relations) (918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.